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                                                                     EXHIBIT 5.1



                              GARDNER, CARTON & DOUGLAS
                                321 NORTH CLARK STREET
                                      SUITE 3400
                               CHICAGO, ILLINOIS 60614



                                   November 8, 1996



American Medserve Corporation
184 Shuman Blvd., Suite 200
Naperville, Illinois 60563

Ladies and Gentlemen:

    As special counsel to American Medserve Corporation, a Delaware corporation (the "Company"), we have participated in the legal proceedings and matters relating to the proposed sale of up to 6,160,550 shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock") referred to in the Registration Statement filed by the Company with the Securities and Exchange Commission on Form S-1 (Registration No. 333-11667) (such Registration Statement as amended or supplemented and together with any registration statement referred to in the next succeeding sentence, is hereinafter referred to as the "Registration Statement"). This opinion also relates to any registration statement in connection with this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and the term "Common Stock" as used herein includes any additional shares of the Company's Common Stock registered pursuant to such subsequently filed registration statement.

     In our opinion the shares of Common Stock have been duly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and non-assessable.

     We consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit to such Registration Statement.

                                       Very truly yours,

                                       /s/ Gardner, Carton & Douglas




GWR/HJM/JHG/ECS